UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 21, 2009

CLARK HOLDINGS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32735	43-2089172
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 New York Avenue, Trenton, New Jersey		08638
(Address of Principal Executive Offices)		(Zip Code)

(609) 396-1100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2009, Timothy Teagan resigned as a director of Clark Holdings Inc. (the “Registrant”) and each of its subsidiaries and as president and chief executive officer of the Registrant’s wholly owned operating subsidiary, The Clark Group, Inc. (“CGI”), effective November 6, 2009.

In connection with his resignation, on October 21, 2009, CGI and its subsidiaries and affiliates (the “Company”) entered into a separation agreement and general release with Mr. Teagan (the “Separation Agreement”).  Pursuant to the Separation Agreement, among other things, (i) Mr. Teagan will receive severance pay consisting of salary continuation from November 7, 2009 through February 12, 2011; (ii) Mr. Teagan will receive the compensation set forth in the Consulting Agreement (as defined below); (iii) Mr. Teagan will not be entitled to any employee benefits, bonus payments, additional severance pay, vacation pay, or other payments following November 6, 2009; (iv) Mr. Teagan provided a release of claims; and (v) Mr. Teagan agreed to certain restrictive covenants.

Concurrently with the Separation Agreement, CGI entered into an Independent Consulting Agreement with Mr. Teagan (“Consulting Agreement”).  Pursuant to the Consulting Agreement, Mr. Teagan will provide continuing advice and assistance in connection with CGI’s business, customers and operations.  As compensation, Mr. Teagan will receive a pro rata portion of any cash bonuses or other payments that would have been earned by him in the current fiscal year had he remained employed by CGI during such fiscal year; $100,000 payable in 25 monthly installments commencing on December 15, 2009; and a payment of up to $160,000 upon achievement of customer retention goals.  CGI will continue to maintain Mr. Teagan as an eligible participant under CGI’s group medical and dental, prescription and life insurance plans at CGI’s cost.  The Consulting Agreement incorporates certain of the restrictive covenants contained in the Separation Agreement.  The term of the Consulting Agreement is from November 6, 2009 through February 12, 2012, unless earlier terminated in accordance with its terms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 27, 2009

CLARK HOLDINGS INC.

By:	/s/ Stephen Spritzer
Stephen Spritzer
Chief Financial Officer